Exhibit 99.1

Welcome Message from Ahmad Chatila, CEO of SunEdison

Wednesday, July 22, 2015

Thank you for allowing me to introduce myself during Monday’s webinar. This is a very exciting week for SunEdison!

Like Vivint Solar, we have big ambitions. How big? We are positioning SunEdison to become the first Renewable Energy Supermajor. We will go faster together.

We have entered the era of mass deployment of renewable energy. In many countries more renewable energy is being built than fossil. Villages without electricity are beginning to buy electricity from us instead of waiting for a transmission line. And around the world, homes, businesses and institutions contract for solar power on their roofs, over their parking lots or from the community solar plant across town.

This is the time when the next generation of the world’s leading energy companies is being built. We intend to be one of them as we meet our mission to transform lives through innovation.

Why Vivint Solar?

Greg and I see a logical fit between our successful businesses, but that is just a threshold issue. The reason we have selected Vivint Solar to join SunEdison is that we are impressed with your culture and your leadership. Once the merger is completed, under Greg’s leadership, we will accelerate the pace and scale of our residential and small commercial business.

At SunEdison, we spend extensive time considering business combinations and say “no” far more often than “yes”. My top consideration as we looked at options for accelerating our global RSC business was culture. Once the merger is completed, Greg and the entire talented team at Vivint Solar will bring SunEdison needed bandwidth and capabilities with complimentary skill sets. As we begin planning for our work together during the interim period, and after closing the transaction, I believe you will find your SunEdison colleagues share a common culture.

At SunEdison, we do not merely add companies, we add businesses that add or accelerate entire platforms. Earlier this year, we transformed SunEdison into the world’s leading renewable development company. Our First Wind acquisition, which closed in January of this year, was a critical expansion to our platform. With First Wind’s increased capacity and bandwidth we supercharged the pace and scale of our global wind business, with more than 3300 megawatts of wind added to our business in less than 3 quarters, and gigawatts more in development. We could not have achieved this success without the addition of Paul Gaynor and his exceptional team from First Wind, all of whom remain with us at SunEdison.

SunEdison is a winning team.

We have been investing in our distribute generation (DG) platform since 2009, adding residential and small commercial (RSC) to C&I in 2013 with our acquisition of EchoFirst. Vikas Desai and his team have been building our systems and channels to launch our RSC business in 2014 and we have found strong demand in the US, UK and Australia. In two years, Vikas has accelerated from zero to a run-rate of 30 MW per quarter, building global systems and channels unmatched in the world and ranking the SunEdison team in the top 5 RSC businesses globally.

Once the merger is completed, we believe Vivint Solar will supercharge our RSC business to immediately accelerate our pace and scale of residential deployment. Not only will we immediately vault to a leading position in the US residential market, but we will acquire capabilities and bandwidth that will allow us to accelerate our global business. The channels, geographies and capabilities of Vikas’ RSC team and Vivint Solar’s team are extremely complementary, bringing the best direct-to-home sales organization to SunEdison. When we close the transaction, Vikas will report to Greg, who will lead the RSC business.

In addition, the Vivint Solar business is structured so it will be able to drop down bundled sets of contracts on a regular, predictable basis from SunEdison to TerraForm Power, a structural fit with our business model of owning assets that generate high-quality, visible cash flows that provide dividends and IDRs back to SunEdison.

Keep doing what you do best.

Greg has already mentioned this, but it is worth mentioning again. Until the transaction is complete, both SunEdison and Vivint Solar must continue to operate as separate entities and businesses as usual. Please keep doing what you do best.

Cautionary Statement Regarding Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including with respect to the timing of the completion of the acquisition, expected cash available for distribution (CAFD), earnings, future growth and financial performance and the ability of SunEdison to finance aspects of the acquisition, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “intend,” “project,” “target,” “plan,” “believe” and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although Vivint Solar believes that its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. For example, (1) Vivint Solar may be unable to obtain the stockholder approval required for the merger; (2) the companies may be unable to obtain regulatory approvals required for the merger, or required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the merger; (3) conditions to the closing of the merger may not be satisfied; (4) an unsolicited offer of another company to acquire assets or capital stock of Vivint Solar could interfere with the merger; (5) SunEdison may be unable to obtain the financing for which it has received commitments or to complete the sale of assets contemplated by the TERP Purchase Agreement; (6) problems may arise in integration, which may result in less effective or efficient operations; (7) the merger may involve unexpected costs, unexpected liabilities or unexpected delays, or the effects of purchase accounting may be different from the companies’ expectations; (8) the credit ratings of the combined company or its subsidiaries may be different from what SunEdison and TerraForm Power expect; (9) the businesses of the companies may suffer as a result of uncertainty surrounding the merger and the related transactions; (10) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (11) the companies may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Vivint Solar, SunEdison and Terraform Power described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. All forward-looking statements included in this document are based upon information available to Vivint Solar, SunEdison and TerraForm Power on the date hereof, and neither Vivint Solar, SunEdison not TerraForm Power assumes any obligation to update or revise any such forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in those statements will be achieved or will occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Except as required by law, Vivint Solar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. You should read the documents Vivint Solar has filed with the SEC for more complete information about the company. These documents are available on both the EDGAR section of the SEC’s website at www.sec.gov and the Investor Relations section of the company’s website at www.vivintsolar.com.

Additional Information and Where to Find it

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed merger transaction between SunEdison and Vivint Solar will be submitted to the stockholders of Vivint Solar for their consideration. SunEdison intends to file with the SEC a registration statement on Form S-4 that will include a prospectus of SunEdison and a proxy statement of Vivint Solar, and Vivint Solar intends to file with the SEC a definitive proxy statement on Schedule 14A. SunEdison and Vivint Solar also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VIVINT SOLAR ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SUNEDISON, VIVINT SOLAR AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by SunEdison (when they become available) may be obtained free of charge on SunEdison’s website at www.sunedison.com or by directing a written request to SunEdison, Inc., Investor Relations, 13736 Riverport Drive, Ste. 1800, Maryland Heights, MO 63043. Copies of documents filed with the SEC by Vivint Solar (when they become available) may be obtained free of charge on Vivint Solar’s website at www.vivintsolar.com or by directing a written request to Vivint Solar, Inc., care of Vivint Solar Investor Relations, 3301 N Thanksgiving Way, Ste. 500, Lehi, UT, 84043. Investors and security holders may also read and copy any reports, statements and other information filed by SunEdison or Vivint Solar, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

SunEdison, Vivint Solar, and certain of their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SunEdison’s directors and executive officers is available in its proxy statement filed with the SEC by the Company on April 17, 2015 in connection with its 2015 annual meeting of stockholders, and information regarding Vivint Solar’s directors and executive officers is available in its proxy statement filed with the SEC by Vivint Solar on April 20, 2015 in connection with its 2015 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials to be filed with the SEC when they become available.